The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Pricing Supplement dated June 25, 2007

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 314
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated , 2007
Rule 424(b)(2)

$

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

“VISTA” Currency-Linked Capital Protected Notes due January 29, 2010
Based on the Performance of a Basket of Five Currencies Relative to the U.S. Dollar
Vietnamese dong + Indonesian rupiah + South African rand + Turkish lira + Argentine peso

Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $1,000 plus a supplemental redemption amount, if any, based on whether an equally-weighted basket of five currencies strengthens relative to the U.S. dollar, as determined at maturity.  The basket is composed of the Vietnamese dong, the Indonesian rupiah, the South African rand, the Turkish lira and the Argentine peso, each of which we refer to as a basket currency and collectively as the basket currencies.  In no event will the payment at maturity be less than the principal amount of $1,000.
•	The principal amount and issue price of each note is $1,000.
•	We will not pay interest on the notes.
•
At maturity, you will receive, for each $1,000 principal amount of notes, the principal amount plus a supplemental redemption amount, if any, based on the performance of the basket currencies relative to the U.S. dollar.  The supplemental redemption amount will equal $1,000 times (x) the basket performance times (y) the participation rate, which is expected to be 260% to 280%; provided that the supplemental redemption amount will not be less than zero.  The participation rate will be determined on the day we price the notes for initial sale to the public, which we refer to as the pricing date.

•
The basket performance will equal the sum of (i) the Vietnamese dong performance value, (ii) the Indonesian rupiah performance value, (iii) the South African rand performance value, (iv) the Turkish lira performance value and (v) the Argentine peso performance value, each as determined on January 20, 2010, which we refer to as the valuation date.

º
The performance value for each basket currency measures the change in strength of the basket currency relative to the U.S. dollar and will equal (i) the percentage change, whether positive or negative, in the final exchange rate for such basket currency from the initial exchange rate for such basket currency times (ii) 20%, which is the basket weighting for each basket currency.

➢	The initial exchange rate for each basket currency will equal the exchange rate for such basket currency on the pricing date.
➢	The final exchange rate for each basket currency will equal the exchange rate for such basket currency on the valuation date.
•	If the basket performance is less than or equal to zero, no supplemental redemption amount will be paid and you will receive only the principal amount of $1,000 at maturity.
•	Investing in the notes is not equivalent to investing in the basket currencies.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 617446K81.
You should read the more detailed description of the notes in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”
The notes involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on PS-10.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE 100% PER NOTE

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per note	100%	2.25%	97.75%
Total	$	$	$
(1)
The notes will be issued at $1,000 per note and the agent’s commissions will be $22.50 per note; provided that the price to public and the agent's commissions for the purchase by any single investor of between $1,000,000 and $2,999,999 principal amount of notes will be $996.25 per note and $18.75 per note, respectively; for the purchase by any single investor of between $3,000,000 and $4,999,999 principal amount of notes will be $994.375 per note and $16.875 per note, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of notes will be $992.50 per note and $15.00 per note, respectively.

(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.
MORGAN STANLEY
                        , 2007

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes—Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kongother than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes being offered under this pricing supplement and the accompanying prospectus supplement and prospectus have not been and will not be registered in Indonesia under Law No. 8/1995 regarding Capital Markets (“Law No. 8/1995”) and will not knowingly be publicly offered or sold to Indonesian residents or Indonesian citizens abroad in a manner which would make it a public under Law No. 8/1995. The offering is void to the extent that it would be unauthorized under Law No. 8/1995. Indonesian residents or Indonesian citizens into whose possession this pricing supplement or the accompanying prospectus supplement or prospectus comes should consult with their financial adviser to inform themselves about the notes and applicable restrictions.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)           an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)           an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)           a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)           otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Registrar of Companies in terms of the Companies Act, 61 of 1973 nor has it been approved by the South African Reserve Bank in terms of the Exchange Control  Regulations, 1961, as amended.  Accordingly, this pricing supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or  be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in South Africa.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes offered are medium-term debt securities of Morgan Stanley.  The return on the notes is linked to the performance of an equally-weighted basket of five currencies composed of the Vietnamese dong, the Indonesian rupiah, the South African rand, the Turkish lira and the Argentine peso.  These notes combine features of a debt investment and a foreign currency option by offering at maturity 100% principal protection of the issue price with the opportunity to participate in the net weighted aggregate appreciation, if any, of the basket currencies relative to the U.S. dollar.  The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the value of a basket of currencies relative to the U.S. dollar.

Each note costs $1,000
We, Morgan Stanley, are offering you Currency-Linked Capital-Protected Notes due January 29, 2010, Based on the Performance of a Basket of Five Currencies Relative to the U.S. dollar, which we refer to as the notes.  The principal amount and issue price of each note is $1,000.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The basket
We have designed the notes to provide investors with exposure to a basket of five emerging markets currencies.  If the basket of currencies strengthens relative to the U.S. dollar, you will receive a supplemental redemption amount in addition to the return of the principal amount of $1,000 per note that you hold at maturity.  If, on the other hand, the basket of currencies weakens or does not strengthen relative to the U.S. dollar, the supplemental redemption amount will equal zero and you will receive only the principal amount at maturity.  Furthermore, no interest is payable on the notes.

The following table sets forth the basket currencies, the initial exchange rate (expressed as the number of units of each basket currency per one U.S. dollar), the reference source and the weighting for each basket currency:

Basket Currency	Initial Exchange Rate (expressed as units of currency per one U.S. dollar)	Reference Source	Weighting
Vietnamese dong		Reuters page “VNDFIX=VN”	20%
Indonesian rupiah		Reuters page “ABSIRIFIX01”	20%
South African rand		Reuters page “ECB37=(ZAR/EUR)/(USD/EUR)”	20%
Turkish lira		Reuters page “ECB37=(TRY/EUR)/(USD/EUR)”	20%
Argentine peso		“EMTA ARS industry survey (ARS03)” as taken from http://emta.org	20%

Payment at maturity
Unlike ordinary debt securities, the notes do not pay interest.  Instead, at maturity, for each note that you hold, you will receive the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of the equally-weighted basket of currencies, as described below.

100% Principal Protection

At maturity, we will pay you at least $1,000 plus the supplemental redemption amount, if any.

Payment at Maturity

The payment at maturity will be calculated as follows: Payment at maturity = $1,000 + supplemental redemption amount Beginning on PS-8, we have provided examples of hypothetical payouts on the notes.

The Supplemental Redemption Amount is Linked to the Performance of the Basket of Five Currencies Relative to the U.S. Dollar

The supplemental redemption amount will equal (i) $1,000 times (ii) the basket performance times (iii) the participation rate, which is expected to be 260% to 280%; provided that the supplemental redemption amount will not be less than zero.  The participation rate will be determined on the pricing date.  The supplemental redemption amount will be calculated as follows:

supplemental redemption amount = $1,000 x basket performance x participation rate where:

basket performance	=
the sum of (i) the Vietnamese dong performance value, (ii) the Indonesian rupiah performance value, (iii) the South African rand performance value, (iv) the Turkish lira performance value and (v) the Argentine peso performance value, each as determined on the valuation date; and

valuation date	=	January 20, 2010, subject to adjustment in the event that date is a non-currency business day;

and where:

A basket currency’s performance value may be positive or negative.  If the basket performance, which is the sum of all the basket currencies’ individual performance values is less than, or equal to, zero, the supplemental redemption amount will be zero.  In that case, you will receive at maturity the principal amount of $1,000 for each note that you hold and will not receive any supplemental redemption amount.  In addition, an increase in a basket currency’s individual performance value may be offset by decreases in another basket currency’s performance value, such that the basket performance as a whole is less than, or equal to, zero and the supplemental redemption amount is $0 even though some of the basket currencies have strengthened relative to the U.S. dollar.

Please review the table of the historical exchange rates of each of the basket currencies for each calendar quarter in the period from January 1, 2002 through June 21, 2007 and related graphs under “Description of Notes—Historical Information.”  Please also review the graph of the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2002 through June 21, 2007 under “Description of Notes—Historical Graph,” which illustrates the effect of any offset between the basket currencies during such period.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether increases in the exchange rates of any of the basket currencies will be offset by decreases in the exchange rates of other basket currencies, based on their historical performance.

Currency exchange rates
Exchange rates reflect the amount of one currency that can be exchanged for another currency.  In this pricing supplement the exchange rate for each of the basket currencies is expressed as the number of units of such basket currency per U.S. dollar.  An increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar and a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar.

You may revoke your offer to purchase the notes prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

MSCS will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Services, Inc., which we refer to as MSCS, to act as calculation agent for The Bank of New York, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MSCS will determine the initial exchange rate for each basket currency, the final exchange rate for each basket currency, the basket currencies’ performance values and the basket performance, and will calculate the supplemental redemption amount, if any, you will receive at maturity.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this preliminary pricing supplement called “Description of Notes—United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as set forth in this preliminary pricing supplement) of the notes even though no stated interest will be paid on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  Please read the section of this preliminary pricing supplement called “Description of Notes—United States Federal Income Taxation” and the sections called “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Optionally Exchangeable Notes” and “United States Federal Taxation—Tax Consequences to U.S. Holders—Backup Withholding and Information Reporting” in the accompanying prospectus supplement.  The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

If you are a non-U.S. investor, please read the section of this preliminary pricing supplement called “Description of Notes—United States Federal Income Taxation—Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes
The notes are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Currency-Linked Notes” and in the section of the prospectus called “Description of Debt Securities—Description of Floating Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement.  You should also read about some of the risks involved in investing in the notes in the section called “Risk Factors.”  The tax treatment of investments in currency-linked notes such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE NOTES

At maturity, for each $1,000 principal amount of notes that you hold, you will receive the principal amount of $1,000 plus a supplemental redemption amount equal to:

(i) if the basket performance is less than, or equal to, zero, $0; or

(ii) if the basket performance is greater than zero, $1,000 times (x) the basket performance times (y) the participation rate, which is expected to be 260% to 280% and which will be determined on the pricing date.

Presented below are two hypothetical examples showing how the payout on the notes at maturity, including the basket performance and the supplemental redemption amount, is calculated.

Example 1

Basket performance is positive.  Investors receive par + supplemental redemption amount

Currency	Basket Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate
Vietnamese dong	20%	16,120.0000	15,352.3800
Indonesian rupiah	20%	8,995.0000	8,566.6670
South African rand	20%	7.1512	6.8107
Turkish lira	20%	1.3082	1.2459
Argentine peso	20%	3.0812	2.9345

Basket Performance  =  Sum of Hypothetical Currency Performance Values

[(Initial Vietnamese dong exchange rate / Final Vietnamese dong exchange rate) – 1]  x  20%
plus
[(Initial Indonesian rupiah exchange rate / Final Indonesian rupiah exchange rate) – 1]  x  20%
plus
[(Initial South African rand exchange rate / Final South African rand exchange rate) – 1]  x  20%
plus
[(Initial Turkish lira exchange rate / Final Turkish lira exchange rate) – 1]  x  20%
plus
[(Initial Argentine peso exchange rate / Final Argentine peso exchange rate) – 1]  x  20%

So, using the hypothetical exchange rates above,

Vietnamese dong performance value = [(16,120.0000 / 15,352.3800) -1] x 20%  =  1.00%
plus
         Indonesian rupiah performance value =   [(8,995.0000 / 8,566.6670) -1] x 20%  =  1.00%
plus
         South African rand performance value =   [(7.1512 / 6.8107) -1] x 20%  =  1.00%
plus
         Turkish lira performance value =   [(1.3082 / 1.2459) -1] x 20%  =  1.00%
plus
         Argentine peso performance value =   [(3.0812 / 2.9345) -1] x 20%  =  1.00%

equals

basket performance  =  5.00%

Hypothetical basket performance = 5%

Hypothetical participation rate = 270%

Supplemental redemption amount = $1,000  x  basket performance x  participation rate
=  $1,000  x  5%  x  270%  =  $135

Because the basket performance is greater than zero, investors will receive a supplemental redemption amount.  Therefore, the total payment at maturity per note will be $1,135, which is the sum of the $1,000 principal amount and a supplemental redemption amount of $135.

Example 2

Basket Performance is 0% or negative.  Investors only receive par at maturity.

Currency	Basket Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate
Vietnamese dong	20%	16,120.0000	20,150.0000
Indonesian rupiah	20%	8,995.0000	7,821.7391
South African rand	20%	7.1512	8.4132
Turkish lira	20%	1.3082	1.5391
Argentine peso	20%	3.0812	2.8011

Basket Performance  =  Sum of Hypothetical Currency Performance Values

So, using the hypothetical exchange rates above,

Vietnamese dong performance value =  [(16,120.0000 / 20,150.0000) -1] x 20%  =  − 4.00%
plus
         Indonesian rupiah performance value =  [(8,995.0000 / 7,821.7391) -1] x 20%  =  3.00%
plus
         South African rand performance value =  [(7.1512 / 8.4132) -1] x 20%  =  − 3.00%
plus
         Turkish lira performance value =  [(1.3082 / 1.5391) -1] x 20%  =  − 3.00%
plus
         Argentine peso performance value =  [(3.0812 / 2.8011) -1] x 20%  =  2.00%

equals

basket performance  =  − 5.00%

Hypothetical basket performance = - 5%

Supplemental redemption amount = $0

Because the basket performance is less than (or equal to) 0%, the supplemental redemption amount will be $0 and the total payment at maturity per note will only equal the $1,000 principal amount per note.

The basket performance may be equal to zero or less than zero even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the notes as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies. In Example 2 above, the appreciation of the Indonesian rupiah and the Argentine peso relative to the U.S. dollar is more than offset by the depreciation of the Vietnamese dong, the South African rand and the Turkish lira relative to the U.S. dollar.

Please review the table of the historical exchange rates of each of the basket currencies for each calendar quarter in the period from January 1, 2002 through June 21, 2007 and related graphs under “Description of Notes—Historical Information.”  Please also review the graph of the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2002 through June 21, 2007 under “Description of Notes—Historical Graph,” which illustrates the effect of any offset and/or correlation among the basket currencies during such period.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.

RISK FACTORS

The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies.  This section describes the most significant risks relating to the notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, the notes do not pay interest
The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes.  Because of the variable nature of the supplemental redemption amount due at maturity, which may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.  The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the performance of a basket of currencies relative to the U.S. dollar.

The notes may not pay more than the principal amount at maturity	If the basket performance is zero or less, no supplemental redemption amount will be paid and you will receive only the principal amount of $1,000 for each note you hold at maturity.

The notes are subject to currency exchange risk	Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.

The exchange rates between the basket currencies and the U.S. dollar are the result of the supply of, and the demand for, those basket currencies.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation,

•	existing and expected interest rate levels,

•	the balance of payments, and

•	the extent of governmental surpluses or deficits in the relevant foreign country and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.

The notes will not be listed
The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  Our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

Market price of the notes will be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market.  As noted above, we expect that the exchange rate for the basket currencies on any day will affect the value of the notes more than any other single factor.  Other factors that may influence the value of the notes include:

•	the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar,

•	interest and yield rates in the U.S. market and in the markets for each of the basket currencies,

•
geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates,

•	the time remaining to the maturity of the notes, and

•	our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale the exchange rates for certain or all of the basket currencies have weakened relative to the U.S. dollar or if interest rates rise.

You cannot predict the future performance of the basket currencies based on their historical performance.  We cannot guarantee that the basket performance will be positive so that you will receive at maturity an amount in excess of the $1,000 principal amount of the notes.

Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country
Vietnam

The Vietnamese dong is an “emerging” emerging markets currency.  Currently, no generally accepted standard terms exist for trading this currency in major offshore markets.  As a result, the market for the Vietnamese dong is extremely illiquid.  The exchange rate between the Vietnamese dong and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Vietnam or elsewhere, and by macroeconomic factors and speculative actions.  While Vietnam has moved toward a more market-oriented economy in recent years, the Vietnamese government still substantially controls or regulates major sectors of the economy.  The Vietnamese government permits the exchange rate of the Vietnamese dong to float against the U.S. dollar within a very narrow band.  In January 2007, the State Bank of Vietnam widened the trading band within which the Vietnamese dong is allowed to fluctuate against the U.S. dollar from 0.25% to 0.5% per day.  As a result of this greater degree of flexibility, the exchange rate could become more volatile.  The Vietnamese government intervenes in the foreign exchange market from time to time to attempt to minimize excess volatility and preserve the export competitiveness of the exchange rate.  Factors that might affect the Vietnamese government’s policy with respect to the Vietnamese dong include the extent of Vietnam’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Vietnam’s debt service burden relative to the economy as a whole and political constraints to which Vietnam may be subject.

Indonesia

The exchange rate between the Indonesian rupiah and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Indonesia or elsewhere and by macroeconomic factors and speculative actions.  From 1977 to 1997, the Indonesian government maintained a managed floating exchange rate system under which the Indonesian rupiah was linked to a basket of currencies.  In 1997, the Indonesian rupiah depreciated significantly during the Asian currency crisis and the Indonesian government subsequently abandoned its trading band policy and permitted the Indonesian rupiah to float without an announced level at which the government would intervene. The Indonesian government continues to intervene in the foreign exchange market and to impose restrictions on certain foreign exchange transactions and dealings.  Factors that might affect the Indonesian government’s policy with respect to the Indonesian rupiah include the extent of Indonesia’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Indonesia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Indonesia may be subject.

South Africa

The exchange rate between the South African rand and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in South Africa or elsewhere, and by macroeconomic factors and speculative actions.  The South African Reserve Bank allows the rand to float freely against the U.S. dollar and does not have fixed exchange rate targets, although it intervenes in the market to achieve policy goals, such as attempting to limit inflation.  From 1996 to 1998, the South African rand was impacted by a currency crisis and depreciated significantly.  After expending large amounts of its currency reserves in 1998 to defend the South African rand, the South African Reserve Bank publicly stated that it would no longer try to protect any predetermined level of the South African rand over a sustained period.  In addition, the South African government abolished in 1995 the dual exchange rate system under which exchange controls were imposed upon both foreigners and residents, leaving in place exchange controls on the movement of capital by South African residents only, although some restrictions remain on capital outflows in connection with large foreign investments. Any abolition or reduction of exchange controls on capital movements by residents may impact on the South African rand, although the degree of such impact would depend on the precise policy parameters, in conjunction with prevailing market conditions.

Turkey

The exchange rate between the Turkish lira and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Turkey or elsewhere, and by macroeconomic factors and speculative actions.  The Central Bank of Turkey has implemented a floating exchange rate regime, which has been in effect since February 2001.  The Central Bank of Turkey has from time to time intervened in the foreign exchange market by conducting foreign exchange purchase auctions and other forms of intervention, usually in cases of excess volatility in the floating exchange rate regime.  In addition, the Turkish government may impose other restrictions on the foreign exchange market, such as by restricting the ability to convert lira into foreign currencies. Factors that might affect the likelihood of the Turkish government’s imposing these or other exchange control restrictions include the level of Turkey’s foreign debt, the extent of Turkey’s foreign exchange reserves, regional hostilities, terrorist activities or social unrest, including unresolved issues in Turkey’s relations with Greece, and the level of untaxed economic activities due to Turkey’s substantial unregistered economy.

Argentina

The exchange rate between the Argentine peso and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Argentina or elsewhere, and by macroeconomic factors and speculative actions.  In the thirty years prior to December 1989, the Argentine foreign exchange market was subject to exchange controls and, as a result of inflationary pressures, the Argentine currency was devalued repeatedly during that period.  A freely floating exchange rate was in place for all foreign currency transactions from December 1989 to 1991.  From 1991 to 2001, the Argentine government maintained a one-to-one exchange rate between the Argentine peso and the U.S. dollar and required the Central Bank of Argentina to maintain international reserves at least equal to the monetary base.  While the one-to-one exchange rate between the Argentine peso and the U.S. dollar helped restrain inflation, it negatively affected Argentina’s export competitiveness and created chronic deficits in the current account of the balance of payments, which were financed by massive borrowing.  Argentina defaulted on $88 billion in debt in December 2001, the largest sovereign debt default in history, and in January 2002, the Argentine Congress enacted the Law of Public Emergency and Reform of the Exchange Rate Regime, which abolished the one-to-one exchange rate between the Argentine peso and the U.S. dollar and granted the executive branch the power to regulate the foreign exchange market.  During this time, the Argentine peso suffered a massive devaluation relative to the U.S. dollar.  The Argentine peso currently floats against the U.S. dollar, although it is subject to frequent intervention by the Central Bank of Argentina.  The Central Bank of Argentina intervenes in the foreign exchange market by buying or selling Argentine pesos or U.S. dollars in order to attempt to minimize drastic fluctuations in the exchange rate and maintain the export competitiveness of the exchange rate, among other reasons.  Factors that might affect the likelihood of the government’s imposing certain exchange control restrictions include the extent of Argentina’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Argentina’s debt service burden relative to the economy as a whole and political constraints to which Argentina may be subject.

A weakening in the exchange rate of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the notes
Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the notes is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders. There will be no offsetting adjustment or change made during the term of the notes in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed. Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the U.S. dollar, or any other currency.

Consisting entirely of emerging markets currencies, the basket lacks a major currency that could potentially function as a stabilizing component of the basket and accordingly the basket is subject to an increased risk of significant adverse fluctuations

The notes are linked to the performance of a basket consisting solely of emerging markets currencies, including the Vietnamese dong which has a very thin trading market, even as compared to other emerging markets currencies.  The basket also includes the currency of Argentina which, following a 4-year depression and a financial panic, defaulted on an $88 billion debt in December 2001.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket consists entirely of currencies of less developed and less stable economies, without a stabilizing component that could potentially be provided by one of the major currencies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the notes.

Even though currencies trade around-the-clock, the notes will not
The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the notes, if any trading market develops, will not conform to the hours during which the basket currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  The possibility of these movements should be taken into account in relating the value of the notes to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the supplemental redemption amount.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the exchange rate of one or more of the basket currencies may offset each other
Exchange rate movements in the basket currencies may not correlate with each other.  At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, the exchange rate of one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent.  Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

Please review the table of the historical exchange rates of each of the basket currencies for each calendar quarter in the period from January 1, 2002 through June 21, 2007 and related graphs under “Description of Notes—Historical Information.”  Please also review the graph of the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2002 through June 21, 2007 under “Description of Notes—Historical Graph,” which illustrates the effect of any offset and/or correlation among the basket currencies during such period.  You cannot predict the future performance of any of the basket currencies relative to the U.S. dollar or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.  In addition, there can be no assurance that the final exchange rates of any of the basket currencies will strengthen relative to the U.S. dollar, or that the sum of the performance values of the basket currencies will be positive.  If the basket performance is zero or less, you will receive at maturity only the $1,000 principal amount with respect to each note you hold.

Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the notes
The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the notes.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the notes.

As calculation agent, MSCS will determine the initial exchange rate for each basket currency, the final exchange rate for each basket currency, the basket currencies’ performance values and the basket performance, and will calculate the supplemental redemption amount, if any, you will receive at maturity.  Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of a basket currency’s exchange rate, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Notes—Exchange Rate.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes.  The subsidiaries through which we hedge our obligations under the notes expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the exchange rates of the basket currencies
MS & Co. and other affiliates of ours will carry out hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies.  MS & Co. and some of our other subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to pricing date could potentially affect the initial exchange rates for the basket currencies and, as a result, could affect the exchange rates at which the basket currencies must close on the valuation date before you would receive a payment at maturity that exceeds the $1,000 principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the exchange rates of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Notes” refers to each $1,000 principal amount of any of our Currency-Linked Capital-Protected Notes Due January 29, 2010, Based on the Performance of a Basket of Five Currencies Relative to the U.S. Dollar.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Original Issue Date (Settlement Date)	July , 2007

Maturity Date	January 29, 2010

Pricing Date
July         , 2007.  If such date is not a Currency Business Day with respect to any Basket Currency, the Pricing Date with respect to such Basket Currency will be the immediately preceding Currency Business Day with respect to such Basket Currency.

Valuation Date	January 20, 2010.

If January 20, 2010 is not a Currency Business Day with respect to any Basket Currency, the Valuation Date with respect to such Basket Currency will be the immediately preceding Currency Business Day with respect to such Basket Currency.

Interest Rate	None

Specified Currency	U.S. dollars

CUSIP Number	617446K81

Minimum Denominations	$1,000

Issue Price	$1,000 (100%)

Basket	The following table sets forth the Basket Currencies, the Reference Source for each Basket Currency and the Basket Weighting of each Basket Currency in the Basket:

Basket Currency	Reference Source	Basket Weighting
Vietnamese dong	Reuters page “VNDFIX=VN”	20%
Indonesian rupiah	Reuters page “ABSIRIFIX01”	20%
South African rand	Reuters page “ECB37=(ZAR/EUR)/(USD/EUR)”	20%
Turkish lira	Reuters page “ECB37=(TRY/EUR)/(USD/EUR)”	20%
Argentine peso	“EMTA ARS industry survey (ARS03)” as taken from http://emta.org	20%

Maturity Redemption Amount
At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to the $1,000 principal amount of each Note an amount in cash equal to $1,000 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Supplemental Redemption Amount
The Supplemental Redemption Amount will equal (i) $1,000 times (ii) the Basket Performance times (iii) the Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero.  The Calculation Agent will calculate the Supplemental Redemption Amount on the Valuation Date.

Basket Performance
The Basket Performance is a percentage that is the sum of the performance values, whether positive or negative, for each of the Basket Currencies.  The Basket Performance is described by the following formula:

Vietnamese Dong Performance Value + Indonesian Rupiah Performance Value + South African Rand Performance Value + Turkish Lira Performance Value + Argentine Peso Performance Value

Participation Rate	The Participation Rate is expected to be 260% to 280%, and will be determined on the Pricing Date.

Exchange Rate
Exchange Rate means, on any Currency Business Day:

(i) with respect to each of the South African rand and the Turkish lira, the rate for conversion of such Basket Currency into U.S. dollars (expressed as the number of units of such Basket Currency per one U.S. dollar) as determined by reference to the rate displayed on the applicable Reference Source for such Basket Currency on such Currency Business Day, as determined by the Calculation Agent; provided that if no such rate is displayed on the applicable Reference Source for such day or the Calculation Agent determines in good faith that the rate so displayed on the applicable Reference Source is manifestly incorrect, the Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such Basket Currency into U.S. dollars determined by at least five independent leading dealers, selected by the Calculation Agent (the “Reference Dealers”), in the underlying market for such Basket Currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such Reference Dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of any such Basket Currency determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the Reference Dealers on such date for any reason, the Exchange Rate for such Basket Currency shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent; and

(ii) with respect to each of the Vietnamese dong, the Indonesian rupiah and the Argentine peso, the rate for conversion of such Basket Currency into U.S. dollars (expressed as the number of units of such Basket Currency per one U.S. dollar) as determined by reference to the rate displayed on the applicable Reference Source for such Basket Currency on such Currency Business Day, as determined by the Calculation Agent; provided that if (i) no such rate is displayed on the applicable Reference Source for such day, (ii) such day is an Unscheduled Holiday with respect to any such Basket Currency or (iii) the Calculation Agent determines in good faith that the rate so displayed on the applicable Reference Source is manifestly incorrect, the Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such Basket Currency into U.S. dollars determined by the Reference Dealers in the underlying market for such Basket Currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such Reference Dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of any such Basket Currency determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the Reference Dealers on such date for any reason, the Exchange Rate for such Basket Currency shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent.

Quotes of MS & Co. or any of its affiliates may be included in the calculation of any mean described in clauses (i) or (ii) above, but only to the extent that any such bid is the highest of the quotes obtained.

Unscheduled Holiday
Unscheduled Holiday means, with respect to any of the Vietnamese dong, the Indonesian rupiah and the Argentine peso, a day that is not a Currency Business Day with respect to any such Basket Currency and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) of any such Basket Currency on the date that is two Business Days prior to the Valuation Date for such Basket Currency.

Currency Business Day
Any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur:

(a) in Hanoi, Vietnam with respect to the Vietnamese dong;

(b) in Jakarta, Indonesia with respect to the Indonesian rupiah;

(c) in Johannesburg, South Africa with respect to the South African rand;

(d) in London, England with respect to the Turkish lira; and

(e) in Buenos Aires, Argentina with respect to the Argentine peso.

Basket Weighting	For each Basket Currency, 20%.

Vietnamese Dong Performance Value
The Vietnamese Dong Performance Value is (i) a fraction, the numerator of which will be the Initial Vietnamese Dong Exchange Rate and the denominator of which will be the Final Vietnamese Dong Exchange Rate, minus one, times (ii) the Basket Weighting.  The Vietnamese Dong Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Vietnamese Dong Exchange Rate	, the Exchange Rate for the Vietnamese dong on the Pricing Date.

Final Vietnamese Dong Exchange Rate	The Exchange Rate for the Vietnamese dong at or about 12:00 p.m. Hanoi time on the Valuation Date as determined by the Calculation Agent.

Indonesian Rupiah Performance Value
The Indonesian Rupiah Performance Value is (i) a fraction, the numerator of which will be the Initial Indonesian Rupiah Exchange Rate and the denominator of which will be the Final Indonesian Rupiah Exchange Rate, minus one, times (ii) the Basket Weighting.  The Indonesian Rupiah Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Indonesian Rupiah Exchange Rate	, the Exchange Rate for the Indonesian rupiah on the Pricing Date.

Final Indonesian Rupiah Exchange Rate	The Exchange Rate for the Indonesian rupiah at or about 11:00 a.m. Jakarta time on the Valuation Date as determined by the Calculation Agent.

South African Rand Performance Value
The South African Rand Performance Value is (i) a fraction, the numerator of which will be the Initial South African Rand Exchange Rate and the denominator of which will be the Final South African Rand Exchange Rate, minus one, times (ii) the Basket Weighting.  The South African Rand Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial South African Rand Exchange Rate	, the Exchange Rate for the South African rand on the Pricing Date.

Final South African Rand Exchange Rate	The Exchange Rate for the South African rand at or about 2:15 p.m. Frankfurt time on the Valuation Date as determined by the Calculation Agent.

Turkish Lira Performance Value
The Turkish Lira Performance Value is (i) a fraction, the numerator of which will be the Initial Turkish Lira Exchange Rate and the denominator of which will be the Final Turkish Lira Exchange Rate, minus one, times (ii) the Basket Weighting.  The Turkish Lira Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Turkish Lira Exchange Rate	, the Exchange Rate for the Turkish lira on the Pricing Date.

Final Turkish Lira Exchange Rate	The Exchange Rate for the Turkish lira at or about 2:15 p.m. Frankfurt time on the Valuation Date as determined by the Calculation Agent.

Argentine Peso Performance Value
The Argentine Peso Performance Value is (i) a fraction, the numerator of which will be the Initial Argentine Peso Exchange Rate and the denominator of which will be the Final Argentine Peso Exchange Rate, minus one, times (ii) the Basket Weighting.  The Argentine Peso Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Argentine Peso Exchange Rate	, the Exchange Rate for the Argentine peso on the Pricing Date.

Final Argentine Peso Exchange Rate	The Exchange Rate for the Argentine peso at or about 12:00 p.m. Buenos Aires time on the Valuation Date as determined by the Calculation Agent.

Book Entry Note or Certificated Note
Book Entry.  The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Notes.  Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the “Acceleration Amount”) will be equal to $1,000 plus the Supplemental Redemption Amount, if any, determined as though the Exchange Rate of any Basket Currency on the Valuation Date were the Exchange Rate on the date of acceleration.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent	Morgan Stanley Capital Services Inc. (“MSCS”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Exchange Rate for each Basket Currency on the Valuation Date, the Basket Performance and the Supplemental Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Exchange Rate for a Basket Currency, the Basket Performance, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred.  See “—Market Disruption Event” above.  MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Information
The following tables set forth the published high, low and end of quarter Exchange Rates for each of the Basket Currencies for each calendar quarter from January 1, 2002 to June 21, 2007.  The graphs following each Basket Currency’s Exchange Rate table set forth the historical Exchange Rate performance of each respective Basket Currency for the period from January 1, 2002 to June 21, 2007.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  In addition, the daily exchange rates published by Bloomberg Financial Markets may differ from the Exchange Rates as determined on the applicable Reference Source pursuant to “Exchange Rate” above.  We will not use Bloomberg Financial Markets to determine the applicable Exchange Rates.  The historical Exchange Rates and historical exchange rate performance of the Basket Currencies set forth below should not be taken as an indication of future performance.  We cannot give you any assurance that the Basket Performance will be greater than zero or that you will receive any Supplemental Redemption Amount.

Vietnamese dong
Historical High, Low and Period End Exchange Rates
January 1, 2002 through June 21, 2007
(expressed as units of Vietnamese dong per U.S. dollar)

Vietnamese dong	High	Low	Period End
2002
First Quarter	15,190.0000	15,070.0000	15,186.0000
Second Quarter	15,272.5000	15,190.0000	15,272.5000
Third Quarter	15,344.0000	15,292.0000	15,344.0000
Fourth Quarter	15,401.0000	15,341.0000	15,401.0000
2003
First Quarter	15,456.5000	15,401.0000	15,453.5000
Second Quarter	15,495.5000	15,423.0000	15,495.5000
Third Quarter	15,557.0000	15,498.0000	15,554.0000
Fourth Quarter	15,669.0000	15,530.0000	15,642.0000
2004
First Quarter	15,780.5000	15,644.0000	15,723.0000
Second Quarter	15,770.0000	15,713.0000	15,721.5000
Third Quarter	15,780.0000	15,715.5000	15,755.0000
Fourth Quarter	15,784.5000	15,734.5000	15,772.5000
2005
First Quarter	15,827.5000	15,768.5000	15,817.5000
Second Quarter	15,879.5000	15,812.5000	15,848.5000
Third Quarter	15,900.0000	15,848.5000	15,900.0000
Fourth Quarter	15,919.5000	15,890.5000	15,917.5000
2006
First Quarter	15,936.0000	15,897.0000	15,925.0000
Second Quarter	16,008.5000	15,922.5000	15,996.0000
Third Quarter	16,054.5000	15,988.0000	16,054.5000
Fourth Quarter	16,098.0000	16,042.5000	16,056.0000
2007
First Quarter	16,071.0000	15,977.5000	16,020.0000
Second Quarter (through June 21, 2007)	16,126.0000	16,023.0000	16,120.0000

Vietnamese dong (expressed as units of Vietnamese dong per U.S. dollar)

Indonesian rupiah
Historical High, Low and Period End Exchange
January 1, 2002 through June 21, 2007
(expressed as units of Indonesian rupiah per U.S. dollar)

Indonesian rupiah	High	Low	Period End
2002
First Quarter	10,435.0000	9,575.0000	9,825.0000
Second Quarter	9,803.0000	8,545.0000	8,713.0000
Third Quarter	9,250.0000	8,700.0000	9,000.0000
Fourth Quarter	9,345.0000	8,815.0000	8,950.0000
2003
First Quarter	9,088.0000	8,830.0000	8,902.0000
Second Quarter	8,899.0000	8,175.0000	8,275.0000
Third Quarter	8,625.0000	8,177.0000	8,395.0000
Fourth Quarter	8,580.0000	8,362.0000	8,420.0000
2004
First Quarter	8,663.0000	8,317.0000	8,564.0000
Second Quarter	9,440.0000	8,573.0000	9,400.0000
Third Quarter	9,370.0000	8,800.0000	9,155.0000
Fourth Quarter	9,320.0000	8,938.0000	9,270.0000
2005
First Quarter	9,515.0000	9,135.0000	9,465.0000
Second Quarter	9,760.0000	9,430.0000	9,760.0000
Third Quarter	10,775.0000	9,725.0000	10,300.0000
Fourth Quarter	10,303.0000	9,685.0000	9,830.0000
2006
First Quarter	9,815.0000	9,045.0000	9,070.0000
Second Quarter	9,495.0000	8,703.0000	9,263.0000
Third Quarter	9,295.0000	9,045.0000	9,223.0000
Fourth Quarter	9,228.0000	8,994.0000	8,994.0000
2007
First Quarter	9,250.0000	8,975.0000	9,121.0000
Second Quarter (through June 21, 2007)	9,158.0000	8,670.0000	8,995.0000

Indonesian rupiah (expressed as units of Indonesian rupiah per U.S. dollar)

South African rand
Historical High, Low and Period End Exchange Rates
January 1, 2002 through June 21, 2007
(expressed as units of South African rand per U.S. dollar)

South African rand	High	Low	Period End
2002
First Quarter	12.4150	10.9850	11.3300
Second Quarter	11.3555	9.6968	10.2950
Third Quarter	10.8800	9.9500	10.5400
Fourth Quarter	10.5225	8.5702	8.5702
2003
First Quarter	9.0502	7.8651	7.8651
Second Quarter	8.1930	7.1029	7.4704
Third Quarter	7.7500	6.9309	6.9309
Fourth Quarter	7.2063	6.2025	6.6843
2004
First Quarter	7.3850	6.2925	6.2925
Second Quarter	7.0350	6.1362	6.1362
Third Quarter	6.7463	5.9290	6.4534
Fourth Quarter	6.6075	5.6175	5.6650
2005
First Quarter	6.3600	5.6537	6.2395
Second Quarter	6.9200	5.9462	6.6495
Third Quarter	6.8650	6.2550	6.3700
Fourth Quarter	6.7830	6.2815	6.3288
2006
First Quarter	6.3547	5.9590	6.1765
Second Quarter	7.4268	5.9606	7.1730
Third Quarter	7.7693	6.7335	7.7693
Fourth Quarter	7.8812	6.9302	7.0061
2007
First Quarter	7.5035	7.0045	7.2550
Second Quarter (through June 21, 2007)	7.2838	6.8895	7.1512

South African rand (expressed as units of South African rand per U.S. dollar)

Turkish lira
Historical High, Low and Period End Exchange Rates
January 1, 2002 through June 21, 2007
(expressed as units of Turkish lira per U.S. dollar)

Turkish lira	High	Low	Period End
2002
First Quarter	1.4500	1.3055	1.3491
Second Quarter	1.6551	1.2955	1.5875
Third Quarter	1.6951	1.5725	1.6641
Fourth Quarter	1.6976	1.5231	1.6551
2003
First Quarter	1.7690	1.5970	1.7140
Second Quarter	1.6930	1.4150	1.4185
Third Quarter	1.4370	1.3525	1.3915
Fourth Quarter	1.5225	1.3715	1.4065
2004
First Quarter	1.4065	1.3093	1.3145
Second Quarter	1.5580	1.3105	1.4840
Third Quarter	1.5235	1.4285	1.5055
Fourth Quarter	1.5090	1.3435	1.3435
2005
First Quarter	1.3965	1.2570	1.3510
Second Quarter	1.4063	1.3305	1.3305
Third Quarter	1.3815	1.3125	1.3470
Fourth Quarter	1.3690	1.3380	1.3510
2006
First Quarter	1.3590	1.3028	1.3482
Second Quarter	1.7076	1.3175	1.5870
Third Quarter	1.5987	1.4380	1.5127
Fourth Quarter	1.5160	1.4160	1.4172
2007
First Quarter	1.4547	1.3815	1.3892
Second Quarter (through June 21, 2007)	1.3888	1.3007	1.3082

Turkish lira (expressed as units of Turkish lira per U.S. dollar)

Argentine peso
Historical High, Low and Period End Exchange Rates
January 1, 2002 through June 21, 2007
(expressed as units of Argentine peso per U.S. dollar)

Argentine peso	High	Low	Period End
2002
First Quarter	2.9750	1.0000	2.9350
Second Quarter	3.8600	2.7000	3.8100
Third Quarter	3.7800	3.5300	3.7350
Fourth Quarter	3.7550	3.3600	3.3600
2003
First Quarter	3.3600	2.8750	2.9725
Second Quarter	2.9630	2.7500	2.8130
Third Quarter	2.9770	2.7575	2.9165
Fourth Quarter	2.9950	2.8325	2.9300
2004
First Quarter	2.9525	2.8475	2.8560
Second Quarter	2.9700	2.8060	2.9560
Third Quarter	3.0635	2.9375	2.9810
Fourth Quarter	2.9890	2.9360	2.9720
2005
First Quarter	2.9690	2.8910	2.9170
Second Quarter	2.9190	2.8637	2.8863
Third Quarter	2.9188	2.8588	2.9088
Fourth Quarter	3.0395	2.9090	3.0300
2006
First Quarter	3.0833	3.0260	3.0810
Second Quarter	3.0885	3.0345	3.0855
Third Quarter	3.1063	3.0685	3.1040
Fourth Quarter	3.1065	3.0487	3.0610
2007
First Quarter	3.1085	3.0600	3.0988
Second Quarter (through June 21, 2007)	3.1010	3.0712	3.0812

Argentine peso (expressed as units of Argentine peso per U.S. dollar)

Historical Graph
The following graph sets forth the historical performance of the Basket relative to the U.S. dollar (assuming that each of the Basket Currencies is weighted as described in “—Basket” above at June 21, 2007) for the period from January 1, 2002 through June 21, 2007 and illustrates the effect of any offset and/or correlation among the Basket Currencies during such period.  The graph does not take into account the Participation Rate on the Notes, nor does it attempt to show your expected return on an investment in the Notes.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether increases in the exchange rates of any of the basket currencies will be offset by decreases in the exchange rates of other basket currencies, based on their historical performance.

Historical Performance of the Basket January 1, 2002 through June 21, 2007

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries.  The original issue price of the Notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in forwards and options contracts on the Basket Currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the Basket Currencies, and, therefore, the value against the U.S. dollar at which each of the Basket Currencies must close on the Valuation Date before you would receive at maturity a payment that exceeds the $1,000 principal amount of the Notes.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Valuation Date, by purchasing and selling the Basket Currencies or forwards or options contracts on the Basket Currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities, including by selling any such currencies or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Basket Currencies and, therefore, adversely affect the value of the Basket Currencies on the Valuation Date or the payment that you will receive at maturity.

Supplemental Information
Concerning Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $996.25 per Note and the agent’s commissions will be $18.75 per Note for purchasers of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Notes, the price will be $994.375 per Note and the agent’s commissions will be $16.875 per Note for purchasers of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Notes and the price will be $992.50 per Note and the agent’s commissions will be $15.00 per Note for purchasers of greater than or equal to $5,000,000 principal amount of Notes.  The Agent may allow a concession not in excess of 2.25% per Note to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that, concessions allowed to dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Notes distributed by such dealers.  After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Notes against payment therefor in New York, New York on July        , 2007, which will be the               scheduled Business Day following the date of this pricing supplement and of the pricing of the Notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes.  Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account.  The Agent must close out any naked short position by purchasing the Notes in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes.  Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission).  The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Indonesia

The Notes being offered under this pricing supplement and the accompanying prospectus supplement and prospectus have not been and will not be registered in Indonesia under Law No. 8/1995 regarding Capital Markets (“Law No. 8/1995”) and will not knowingly be publicly offered or sold to Indonesian residents or Indonesian citizens abroad in a manner which would make it a public under Law No. 8/1995. The offering is void to the extent that it would be unauthorized under Law No. 8/1995. Indonesian residents or Indonesian citizens into whose possession this pricing supplement or the accompanying prospectus supplement or prospectus comes should consult with their financial adviser to inform themselves about the Notes and applicable restrictions.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a)           an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)           an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)           a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)           otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

South Africa

This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Registrar of Companies in terms of the Companies Act, 61 of 1973 nor has it been approved by the South African Reserve Bank in terms of the Exchange Control  Regulations, 1961, as amended.  Accordingly, this pricing supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or  be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in South Africa.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Notes on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.  The sale of any Notes to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation
Tax Consequences to U.S. Holders

The following summary is a general discussion of the U.S. federal income tax treatment of the Notes to a U.S. Holder and will depend on whether the “denomination currency” (as defined in the applicable Treasury regulations) of the Notes is the U.S. dollar.  We have determined that the denomination currency of the Notes is the U.S. dollar.  Accordingly, the Notes are not subject to the special rules described in the Treasury regulations governing nonfunctional currency contingent payment debt instruments.  The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the conditions and limitations set forth in the accompanying prospectus supplement in the section called “United States Federal Taxation.”

Please read the discussions in the Tax Disclosure Sections of the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes.

In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant yield basis in each year that they hold the Notes, even though no stated interest will be paid on the Notes.  As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement.  In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement.  If the Notes were priced on June 20, 2007, the comparable yield would be an annual rate of 5.4050% compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $1,142.5705 due at maturity.  However, the comparable yield and the projected payment schedule of the Notes will be determined on the pricing date and may be different from the comparable yield and the projected payment schedule set forth above.  The actual comparable yield and the projected payment schedule of the Notes as of the pricing date will be provided in the final pricing supplement.

Based on the comparable yield set forth above, the following table states the amount of OID (without taking into account the difference, if any, between the actual and the projected amount of the payment at maturity) that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2007	$22.5208	$22.5208
December 31, 2007 through June 30, 2008	$27.6336	$50.1544
June 30, 2008 through December 30, 2008	$28.3804	$78.5348
December 30, 2008 through June 30, 2009	$29.1474	$107.6822
June 30, 2009 through December 30, 2009	$29.9351	$137.6173
December 30, 2009 through January 29, 2010	$4.9532	$142.5705

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

Tax Consequences to Non-U.S. Holders

If you are a non-U.S. investor, please read the discussions under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Notes.  Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.  Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of investing in the Notes.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.